Exhibit 99.1

                        Four Oaks Fincorp, Inc. Announces
                           2006 First Quarter Results

    FOUR OAKS, N.C.--(BUSINESS WIRE)--April 24, 2006--Four Oaks Fincorp, Inc. (OTCBB:FOFN) the holding company for Four Oaks Bank & Trust Company, today announced first quarter results for fiscal year 2006. Net income increased 65% in the first quarter of 2006 as compared to the first quarter of 2005. Net income was $1,935,000 or $0.44 per basic share for the quarter ended March 31, 2006, compared to $1,176,000 or $0.27 per basic share for the quarter ended March 31, 2005. Return on average equity and return on average assets at March 31, 2006 were 17.86% and 1.49%, respectively, compared to 12.32% and 1.15%, respectively, at March 31, 2005. The Company increased the level of dividends paid to its shareholders from the $0.07 per share that was paid in the first quarter of 2005 to $0.08 per share paid in the first quarter of fiscal year 2006, an increase of 14%.
    Improved earnings trends continued in the first quarter of 2006, when compared to the same period of 2005, as evidenced by a 28% increase in net interest income after the provision for loan losses, from $4,231,000 to $5,413,000. Operating expenses increased 10% in the first quarter of 2006 to $3,502,000, as compared to the same period of 2005, primarily due to increased professional and legal fees related to compliance with new regulations, along with increased salaries and benefits associated with the expansion of our locations.
    The Company's balance sheet growth continued in the first quarter of 2006. Total deposits of $420,647,000 at March 31, 2006 grew 6% from $397,533,000 at December 31, 2005. Net loans increased 3% from $392,129,000 at December 31, 2005 to $404,623,000 at March 31, 2006.
Shareholders' equity grew to $43,892,000, a 5% increase over December 31, 2005. Book value per share at March 31, 2006 was $9.95 as compared to $9.58 at December 31, 2005. Shareholders' equity as a percentage of total assets was 8.17% at March 31, 2006 as compared to 8.94% at March 31, 2005.
    During March 2006, Four Oaks Fincorp, Inc. issued $12 million of Trust Preferred Securities through its newly formed trust subsidiary Four Oaks Statutory Trust I. The net proceeds increased the regulatory capital of Four Oaks Bank & Trust Company and will provide funding for continued growth of the bank. Under the terms of the transaction, the Trust Preferred Securities have a maturity of 30 years and are redeemable after five years, with certain exceptions. The securities require quarterly interest payments (subject to certain deferment options) and bear interest at a variable rate equal to the three-month LIBOR plus 1.35%.
    With $537,148,000 in total assets as of March 31, 2006, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its thirteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, and Zebulon, North Carolina. The Zebulon loan production office opened in January 2006 and opened for full service in March 2006.


    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr., President and Chief Executive Officer Nancy S. Wise, Executive Vice President and Chief
             Financial Officer, 919-963-2177